Exhibit 99.1

For immediate release	February 13, 2013

Crown Crafts Reports Results for Third Quarter of Fiscal 2013

●	Net income up 3.6% for the quarter and up 3.5% for the nine-month period
●	Balance sheet remains strong and Company remains debt-free
●	Sales impacted by discontinuance of unprofitable private label bedding program
●	Board declares quarterly dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported results for the fiscal 2013 third quarter, which ended December 30, 2012.

“Despite a decline in sales, our net income and gross margin improved for the third quarter and first nine months of fiscal 2013 compared with the same periods for the previous year. We also ended the quarter with no debt on our books,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “These results reflect the strength of our product lines, the success of our cost-control and pricing initiatives, and the overall financial strength of the Company.”

Chestnut continued, “As expected, sales were impacted by our previously announced discontinuance of an unprofitable private label infant bedding program, which accounted for slightly less than half of the sales decline in the quarter and nine-month periods. Sales also were affected by the continuing sluggishness in the economy, which has prompted many of our retail customers to maintain tight control over their inventories.”

Financial Results

Net income for the third quarter of fiscal 2013 was $1.6 million, or $0.16 per diluted share, on net sales of $20.1 million, compared with net income of $1.5 million, or $0.16 per diluted share, on net sales of $21.6 million for the third quarter of fiscal 2012. Gross margin improved to 26.3% of sales for the quarter, compared with 24.2% for the prior-year period.

Net income for the first nine months of fiscal 2013 was $3.3 million, or $0.33 per diluted share, on net sales of $54.8 million, compared with net income of $3.1 million, or $0.32 per diluted share, on net sales of $60.5 million a year ago. Gross margin improved to 24.9% of sales for the first nine months, compared with 22.8% for the prior-year period.

916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company's Series A common stock of $0.08 per share, which will be paid on April 5, 2013, to stockholders of record at the close of business on March 15, 2013. “It has now been three years since we resumed quarterly dividends in February 2010, and we have paid a dividend to shareholders every quarter since then,” said Chestnut. “These quarterly dividends, along with the special dividend of $0.50 per share that was paid on December 27, 2012, demonstrate the Board's confidence in the ongoing strength, profitability and cash generation of the Company and its commitment to creating consistent value for shareholders.”

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company's results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (877) 317-6789 and refer to conference number 10024151. The teleconference can also be accessed in listen-only mode by visiting the Company's website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company's website.

A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Standard Time on February 21, 2013. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10024151.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company's operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America's largest producers of infant bedding, bibs and bath items. The Company's products include licensed and branded collections as well as exclusive private label programs for certain of its customers. The Company's website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company's products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company's customers, the extent to which the Company's business is concentrated in a small number of customers, the Company's dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company's business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company's dependence upon licenses from third parties. Reference is also made to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-month Periods Ended		Nine-month Periods Ended
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Net sales	$20,070	$21,649	$54,805	$60,467
Gross profit	5,282	5,244	13,621	13,768
Gross profit percentage	26.3%	24.2%	24.9%	22.8%
Income from operations	2,503	2,544	5,083	5,261
Income before income tax expense	2,531	2,504	5,106	5,083
Income tax expense	927	956	1,850	1,938
Net income	1,604	1,548	3,256	3,145
Basic earnings per share	$0.16	$0.16	$0.33	$0.33
Diluted earnings per share	$0.16	$0.16	$0.33	$0.32

Weighted Average Shares Outstanding:
Basic	9,816	9,657	9,772	9,640
Diluted	9,816	9,718	9,772	9,757

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	December 30, 2012
	(Unaudited)	April 1, 2012
Cash and cash equivalents	$245	$214
Accounts receivable, net of allowances	18,761	20,323
Inventories	13,282	11,839
Total current assets	34,425	35,078
Finite-lived intangible assets - net	5,847	5,972
Goodwill	1,126	1,126
Total assets	$43,577	$44,661

Total current liabilities	11,955	9,945

Shareholders’ equity	31,622	34,716
Total liabilities and shareholders’ equity	$43,577	$44,661